Exhibit 99. 1

®

Contact:

Targeted Genetics Corporation
Courtney Self
206.521.7392

TARGETED GENETICS REPORTS THIRD QUARTER 2004
FINANCIAL RESULTS

- Clinical Programs Remain on Track; Results Expected in First Half of 2005 -

Seattle, WA – November 4, 2004 — Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the third quarter of 2004. As previously announced, the Company will hold a conference call with analysts today at 10:30 AM EST. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

Revenue for the third quarter of 2004 was $2.4 million compared to $5.0 million for the third quarter of 2003. Revenue for the nine months ended September 30, 2004 decreased to $6.5 million from $12.7 million for the same period of 2003. Revenues in 2004 reflect amounts earned under the Company’s AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI) and the Columbus Children’s Research Institute, which increased in 2004 compared to 2003, and to a lesser degree contract manufacturing revenue earned in the first quarter of 2004. Revenue for the three and nine months ending September 30, 2004 decreased compared to the same periods in 2003 as a result of revenues received in 2003 under the Company’s former collaborations with Wyeth and Biogen that ended in 2003.

“One of our primary areas of focus in 2004 has been enrolling patients in our three core clinical programs, and we continue to make significant progress in this regard,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. “During the third quarter, we completed patient enrollment in our AIDS vaccine Phase I clinical trial. We continue to enroll patients in our rheumatoid arthritis Phase I clinical trial, and we also remain on track to complete enrollment of our Phase II cystic fibrosis clinical trial by the end of the year. This puts us in a strong position to present data from these programs in the first half of 2005, on schedule with our goals.”

Ms. Parker continued, “At the annual North American Cystic Fibrosis Conference, Targeted Genetics announced results of planned safety reviews from our ongoing Phase II cystic fibrosis clinical trial. This analysis, conducted by an independent Data Monitoring Committee, indicated no safety concerns with the study thus far. These results follow on the heels of a successful interim analysis for the same study held in June of this year.”

For the quarter ended September 30, 2004, the Company reported a net loss of $2.7 million, or $0.03 per common share, compared to a net loss of $780,000, or $0.01 per common share for the third quarter of 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $12.0 million, or $0.15 per common share, compared to a net loss of $8.5 million, or $0.16 per common share for the same period in 2003. Higher losses in 2004 primarily reflect the absence of revenues from Biogen and Wyeth under collaborations that ended in 2003.

Operating expenses were $6.1 million for the third quarter of 2004, compared to $5.5 million for the third quarter of 2003, and were $19.4 million for the nine months ended September 30, 2004, down from $20.3 million for the same period in 2003. Expenses in 2004 reflect increased research and development expenses, primarily attributable to the Company’s AIDS vaccine and rheumatoid arthritis programs and higher general and administrative expenses, reflecting increases in patent issuances and regulatory compliance costs. Total expenses for the nine months ended September 30, 2004 decreased as a result of a $3.6 million charge recorded during the comparable period in 2003, primarily related to the Company’s facility in Bothell, Washington.

Operating results for the quarter and nine months ended September 30, 2004 also reflect a gain of $1.0 million from the sale of the Company’s cell therapy subsidiary, CellExSys, in July 2004. The sale of CellExSys was intended to provide a solid infrastructure for the purpose of advancing CellExSys’ technology through clinical development with the goal of product commercialization. These technologies were outside of Targeted Genetics’ core focus, and the sale of CellExSys was intended to enable the advancement of the technologies in a manner that provides Targeted Genetics with an ability to maintain long-term investment potential.

Recent highlights include:

•	Issuance of a patent covering AAV1, further strengthening Targeted Genetics’ leadership role in AAV product development;

•	Completion of patient enrollment in Targeted Genetics’ AIDS vaccine Phase I clinical trial;

•	Presentation at the North American Cystic Fibrosis Conference in St. Louis, MO; results from an independent Data Monitoring Committee indicating no safety issues in the Company’s Phase II cystic fibrosis clinical trial thus far; and

•	Completion of sale of CellExSys, providing product development opportunities for CellExSys and long-term investment potential for Targeted Genetics.

About Targeted Genetics

Targeted Genetics Corporation develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and rheumatoid arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer, and a broad platform of gene delivery technologies for application in nucleic acid-based drug development. For more information about Targeted Genetics, visit its website at www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources, intellectual property, clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs, our failure to obtain or maintain regulatory approvals, our failure to maintain or protect our intellectual property and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectation.

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TARGETED GENETICS CORPORATION
(in thousands, except per share information)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
Statement of Operations Information:	2004	2003	2004	2003
Revenue:
Collaborative agreements	$2,388	$5,002	$6,469	$12,694

Operating expenses:
Research & development	4,268	3,947	13,333	12,816
General & administrative	1,476	1,133	5,292	3,907
Restructure charges	381	374	797	3,554

Total operating expenses	6,125	5,454	19,422	20,277

Loss from operations	(3,737)	(452)	(12,953)	(7,583)
Gain on sale of majority-owned subsidiary	1,006	—	1,006	—
Investment income	123	38	268	146
Interest expense	(116)	(366)	(353)	(1,088)

Net loss	$(2,724)	$(780)	$(12,032)	$(8,525)

Net loss per common share	$(0.03)	$(0.01)	$(0.15)	$(0.16)

Shares used in computation of net loss per common share	81,629	61,270	78,713	54,549

TARGETED GENETICS CORPORATION
(in thousands)

	September 30,	December 31,
Balance Sheet Information:	2004	2003
	(unaudited)
Cash and cash equivalents	$31,333	$21,057
Other current assets	782	575
Property and equipment, net	2,756	3,423
Other assets	32,512	32,617

Total assets	$67,383	$57,672

Current liabilities	$4,848	$6,709
Long-term obligations and other liabilities	16,533	16,734
Minority interest	—	750
Shareholders’ equity	46,002	33,479

Total liabilities and shareholders’ equity	$67,383	$57,672